Exhibit 99.1
Superior Industries Reports
Third Quarter Financial Results
Unit Wheel Shipments Increased 20.9%
Gross Margin Improved Versus Prior Year
     VAN NUYS, CALIFORNIA — November 2, 2007 — Superior Industries International, Inc. (NYSE:SUP) today announced a 20.9% increase in unit wheel shipments, higher gross margin, and improved bottom-line performance for the third quarter of 2007 versus prior year.
     “The fundamental changes in the original equipment aluminum wheel industry triggered by increased global competition and intense pricing pressure are creating new growth opportunities for Superior. With our strength and resilience to adjust to the new business environment, we continue to reduce costs and optimize our manufacturing infrastructure both geographically and by focusing on improving operational performance at existing facilities. Now, as weaker competitors around the world continue to struggle, we are increasing margins and expanding market share as we complete the restructuring that is transforming Superior into a truly global company,” said Chairman, President and CEO Steven Borick.
Third Quarter Results
     For the three months ended September 30, 2007, net sales increased 30.6% to $227,557,000 compared to $174,288,000 for the third quarter of 2006. This increase reflected a 20.9% increase in unit wheel shipments, a higher percentage of large-diameter wheels in the sales mix than in last year’s third quarter and, to a lesser extent, higher pass-through aluminum costs in selling prices.
     Gross profit increased to $5,276,000, or 2.3% of net sales, for this year’s third quarter. In comparison, gross profit was a negative $3,711,000, or negative 2.1% of net sales, for the third quarter of 2006. Gross margin for both periods reflect the impact on overhead absorption due to the annual plant shutdowns scheduled every summer.
     “Production volume at our new facility in Chihuahua, Mexico, the most advanced large-diameter wheel casting plant in the world, ramped as planned during the third quarter, and we expect to continue to see improved performance at our Midwest U.S. locations as well,” Borick said.
     SG&A expenses for the third quarter of 2007 were $7,777,000, or 3.4% of net sales, which included $2,177,000 for the settlement of a labor related lawsuit. This compares to SG&A expenses of $6,011,000, or 3.4% of net sales, for the third quarter of 2006.
     The loss before income taxes and equity earnings from joint ventures was $1,100,000 for this year’s third quarter. This compares to a loss before income taxes and equity earnings from joint ventures of $12,442,000 for the same period a year ago, which included a $4,353,000 charge for impairment of long-lived assets. Equity in earnings of joint ventures was $1,187,000 for the third quarter of 2007 compared to $1,127,000 a year earlier.

     As of the end of the third quarter, the annualized effective tax rate increased to approximately 84% from 42% at the end of the second quarter, due principally to the addition of a valuation allowance for foreign tax credits and to changes in our geographic pretax income mix for full fiscal year. This required us to record a tax provision before discrete items of $556,000 for the third quarter of 2007. Discrete items in the third quarter amounted to an additional provision of $175,000, due to the required changes in our FIN 48 liabilities. This resulted in a total income tax provision of $731,000 on our loss from continuing operations before income taxes and equity earnings of $1,100,000.
     The net loss from continuing operations for the third quarter of 2007 was $644,000, or $0.02 per diluted share. This compares to a net loss from continuing operations for the third quarter of 2006 of $8,796,000, or $0.33 per diluted share. Also included in the third quarter of 2006 was income from discontinued suspension components operations of $1,085,000, or $0.04 per diluted share, resulting in a net loss for the third quarter of 2006 of $7,711,000, or $0.29 per diluted share, a year ago.
     At September 30, 2007, working capital was approximately $247,300,000, including cash and cash equivalents of approximately $68,700,000. At September 30, 2006, working capital was $236,400,000, including cash and cash equivalents of $83,100,000. Superior has no debt.
Nine Months Results
     For the nine months ended September 30, 2007, net sales increased 26.0% to $727,649,000 from $577,693,000 for the first nine months of 2006. Unit wheel shipments increased 12.8%.
     SG&A expenses for this year’s first nine months increased to $23,729,000 from $18,861,000 for the first nine months of 2006. In addition to the labor related legal settlement of $2,177,000 recorded in the third quarter, year-to-date SG&A expenses include approximately $1,000,000 in legal and audit fees related to the derivative lawsuit. The company’s equity in earnings of joint ventures was $2,736,000 for the first nine months of 2007 compared to $2,750,000 for the same period of 2006.
     Net income from continuing operations for the first nine months of 2007 was $4,245,000, or $0.16 per diluted share, compared to a net loss of $5,132,000, or $0.19 per diluted share, for the same period in 2006. The first nine months of 2006 also included income from the discontinued suspension components business of $638,000, or $0.02 per diluted share, resulting in a net loss for the 2006 period of $4,494,000, or $0.17 per diluted share.
Conference Call
     Superior will host a conference call beginning at 10:00 a.m. PDT (1:00 p.m. EDT) today that will be broadcast on the company’s website, www.supind.com. Investors, analysts, stockholders, news media and the general public are invited to listen to the web cast. The web cast replay will be available at this same Internet address approximately one hour after the conclusion of the conference call.
     In addition to reviewing the company’s third quarter 2007 results, during the conference call the company plans to discuss other financial and operating matters. Additionally, the answers to questions posed to management during the call might disclose additional material information.

About Superior Industries
Superior supplies aluminum wheels to Ford, General Motors, Chrysler, Audi, BMW, Fiat, Isuzu, Jaguar, Land Rover, Mazda, Mitsubishi, Nissan, Seat, Skoda, Subaru, Suzuki, Toyota and Volkswagen. For more information, visit www.supind.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
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